EXHIBIT 4(iii)
             ALLOCATED FIXED AND VARIABLE GROUP ANNUITY CERTIFICATE

UNITED COMPANIES LIFE INSURANCE COMPANY (the "Company"), Baton Rouge, Louisiana, agrees to provide benefits to the Certificate Holder, subject to the provisions set forth in this Certificate and in consideration of Purchase Payments received from the Certificate Holder.


RIGHT TO EXAMINE CERTIFICATE: Within 10 days of the date of receipt of this Certificate by the Certificate Holder, it may be returned by delivering or mailing it to the Company at its Annuity Service Center, P. O. Box 354, Haddam, Connecticut 06438-0354. When the Certificate is received by the Company, it will be voided as if it had never been in force. The Company will refund the Certificate Holder's Account Value computed at the end of the Valuation Period during which this Certificate is received by the Company at its Annuity Service Center.

     THIS IS A LEGAL CONTRACT BETWEEN THE CERTIFICATE OWNER AND THE COMPANY
                         READ YOUR CERTIFICATE CAREFULLY







       SECRETARY                                               PRESIDENT

                          ALLOCATED FIXED AND VARIABLE
                            GROUP ANNUITY CERTIFICATE
                                Nonparticipating

WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.




                                TABLE OF CONTENTS


CERTIFICATE SCHEDULE

DEFINITIONS

PURCHASE PAYMENT PROVISIONS
         PURCHASE PAYMENTS
         ALLOCATION OF PURCHASE PAYMENTS

SEPARATE ACCOUNT PROVISIONS
         THE SEPARATE ACCOUNT
         VALUATION OF ASSETS
         ACCUMULATION UNITS ACCUMULATION UNIT VALUE
         MORTALITY AND EXPENSE RISK CHARGE
         ADMINISTRATIVE CHARGE
         DISTRIBUTION EXPENSE CHARGE

MVA ACCOUNT
         MVA ACCOUNT
         INTEREST TO BE CREDITED
         GUARANTEE PERIOD
         MULTIPLE GUARANTEE PERIODS
         CHANGE IN GUARANTEE PERIOD
         MARKET VALUE ADJUSTMENT
         MVA ACCOUNT VALUES

FIXED ACCOUNT PROVISIONS
         FIXED ACCOUNT VALUES
         INTEREST TO BE CREDITED

CERTIFICATE HOLDER'S ACCOUNT VALUE

CERTIFICATE MAINTENANCE CHARGE
         DEDUCTION FOR CERTIFICATE MAINTENANCE CHARGE

TRANSFERS
         TRANSFERS PRIOR TO THE ANNUITY DATE

WITHDRAWAL PROVISIONS
         WITHDRAWALS
         CONTINGENT DEFERRED SALES CHARGE

PROCEEDS PAYABLE ON DEATH
         DEATH OF CERTIFICATE HOLDER DURING THE ACCUMULATION PERIOD DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD DEATH OF CERTIFICATE HOLDER DURING THE ANNUITY PERIOD DEATH ANNUITANT
         PAYMENT OF DEATH BENEFIT
         BENEFICIARY
         CHANGE OF BENEFICIARY

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

CERTIFICATE HOLDER, ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS
         CERTIFICATE HOLDER
         JOINT CERTIFICATE HOLDER
         CONTRACT OWNER
         ANNUITANT
         ASSIGNMENT OF A CERTIFICATE

ANNUITY PROVISIONS
         GENERAL
         ANNUITY DATE
         SELECTION OF AN ANNUITY OPTION
         FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS
         ANNUITY OPTIONS
                  OPTION A. LIFE ANNUITY
                  OPTION B. LIFE ANNUITY WITH PERIODS CERTAIN
                  OPTION C. JOINT AND SURVIVOR ANNUITY
         FIXED ANNUITY
         MORTALITY TABLES

GENERAL PROVISIONS
         THE CERTIFICATE
         MISSTATEMENT OF AGE
         INCONTESTABILITY
         MODIFICATION
         NON-PARTICIPATING
         EVIDENCE OF SURVIVAL
         PROOF OF AGE
         PROTECTION OF PROCEEDS
         REPORTS
         TAXES
         REGULATORY REQUIREMENTS


                              CERTIFICATE SCHEDULE

                     United Companies Life Insurance Company
                         Variable Annuity Service Center
                                  P. O. Box 354
                              Haddam, CT 06438-0354

CERTIFICATE HOLDER:  [John Doe]               CERTIFICATE  DATE:  [July 1, 1995]

CERTIFICATE NUMBER:  [12345]                  ANNUITY DATE: [July 1, 2030]

Beneficiary and Annuitant: As named by the Certificate Holder at the Certificate issue date, unless changed according to the Contract provisions.

PURCHASE PAYMENTS:

         INITIAL PURCHASE PAYMENT:              [$5,000]

         MINIMUM SUBSEQUENT PURCHASE PAYMENT:   $500 OR $100 for automatic check
                                                option.

         MAXIMUM TOTAL PURCHASE PAYMENT:        For each Owner, $250,000 without
                                                prior company approval.

ALLOCATION GUIDELINES:
         The Certificate Holder can select up to 10 investment options, including Sub-Accounts, the Fixed Account and the Guarantee Periods of the MVA Account.

         If the Purchase Payments and forms required to issue a Certificate are in good order, the initial net purchase payment will be credited to the Certificate Holder's Account within two (2) business days after receipt by the Company. Additional purchase payments will be credited to the Certificate Holder's Account as of the valuation period when they are received.

         Allocation percentages must be in whole numbers. Each allocation must be at least 5%. Allocations made pursuant to a Pre-approved Rebalancing Program are not subject to such limitations.

CERTIFICATE MAINTENANCE CHARGE: $30.00 assessed on each Certificate Anniversary, if the total accumulated value in the Contract on the anniversary is less than $75,000. If the total accumulated value in the Contract on the date of a full surrender is less than $75,000, the Certificate Maintenance Charge is assessed in addition to any applicable Contingent Deferred Sales Charge or Market Value Adjustment.

MORTALITY AND EXPENSE RISK CHARGE: Equal, on an annual basis, to 1.52% of the average daily net asset value of the Separate Account.

ADMINISTRATION CHARGE: Equal, on an annual basis, to .15% of the average daily net asset value of the Separate Account.

DISTRIBUTION EXPENSE CHARGE: None

TRANSFERS:
NUMBER OF TRANSFERS PERMITTED:  No limit during the Accumulation Period.

TRANSFER FEE: The lesser of $25.00 or 2% of the amount transferred. No transfer fee on the first 12 transfers in a Certificate Year. The transfer fee is deducted from the amount transferred. Transfers made at the end of the Right to Examine Certificate Period by the Company and any transfers made pursuant to a Pre-approved Dollar Cost Averaging program or pursuant to a Pre-approved Rebalancing Program will not be counted in determining the application of the transfer fee.

MINIMUM AMOUNT TO BE TRANSFERRED: $250 from any account or the Certificate Holder's entire interest in any account, if less. This requirement is waived if the transfer is pursuant to a Pre-approved Dollar Cost Averaging Program or a Pre-approved Rebalancing Program.

MINIMUM WHICH MUST REMAIN IN EACH ACCOUNT AFTER A TRANSFER: $500 per account or $0, if the entire amount in any account is transferred.

MAXIMUM AMOUNT WHICH CAN BE TRANSFERRED FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION PERIOD: 25% of the Certificate Holder's Fixed Account Value in any one Certificate Year and then only at the end of a Guarantee Period. This requirement is waived if the transfer is pursuant to a Pre-approved Dollar Cost Averaging program or a Pre-approved Rebalancing Program.

WITHDRAWALS: A Contingent Deferred Sales Charge is assessed against purchase payments withdrawn. The charge is calculated at the time of each withdrawal and will be deducted from the account value remaining in the Certificate. The Contingent Deferred Sales Charge is based upon the length of time from receipt of Purchase Payments to the date of withdrawal. Each Purchase Payment is tracked as to its date of receipt and withdrawals thereof are determined in accordance with the following:

      NUMBER OF COMPLETE
    YEARS SINCE RECEIPT OF
      PURCHASE PAYMENTS                    CHARGE
    ----------------------                --------
0                                           8.5%
1                                           8.0%
2                                           7.5%
3                                           7.5%
4                                           7.0%
5                                           6.5%
6                                           6.0%
7                                           5.0%
8                                           4.0%
9                                           3.0%
10+                                         0.0%

FREE WITHDRAWAL: On each Certificate Anniversary, the Free Withdrawal Amount is equal to the greater of: (a) the earnings in the Certificate Holder's Account or
(b) 10% of Purchase Payments as of the beginning of the current Certificate Year. On other than Certificate Anniversaries, the Free Withdrawal Amount is equal to the Free Withdrawal Amount at the beginning of the Certificate Year less amount withdrawn without deduction of Contingent Deferred Sales Charges during the current Certificate Year.

MINIMUM PARTIAL WITHDRAWAL: $500. This requirement is waived if the partial withdrawal is pursuant to a Systematic Withdrawal Option.

MINIMUM CERTIFICATE HOLDER'S ACCOUNT VALUE WHICH MUST REMAIN IN CERTIFICATE AFTER A PARTIAL WITHDRAWAL: $2,000

MINIMUM CERTIFICATE HOLDER'S ACCOUNT VALUE WHICH MUST REMAIN IN ANY ACCOUNT AFTER A PARTIAL WITHDRAWAL: $500

WAIVER OF CONTINGENT DEFERRED SALES CHARGE: After the first Certificate Year, the Contingent Deferred Sales Charge will not apply if: (a) the Certificate Holder is confined in a skilled nursing facility; (b) a physician certifies that skilled nursing care is needed; and (c) such confinement continues for 90 days. A skilled nursing facility is a place which qualifies as a provider of extended skilled nursing facility services under the Federal Medicare Plan of Title XVIII of the Social Security Act of 1965, as amended. Certificate of need and proof of confinement, in writing in a form satisfactory to us, will be required.

ELIGIBLE FUNDS:                                       SUB-ACCOUNTS:

MFS VARIABLE INSURANCE TRUST
  MFS Emerging Growth                      MFS Emerging Growth Sub-Account
  MFS Total Return Series                  MFS Total Return Sub-Account

INSURANCE MANAGEMENT SERIES
  Corporate Bond Fund                      Federated Corporate Bond Sub-Account
  Utility Fund                             Federated Utility  Sub-Account

DREYFUS STOCK INDEX FUND                   Dreyfus Stock Index Sub-Account

DREYFUS VARIABLE INVESTMENT FUND
  Growth and Income Portfolio              Dreyfus Growth and Income Sub-Account

SCUDDER VARIABLE LIFE INVESTMENT FUND
  Money Market Portfolio                   Scudder Money Market Sub-Account
  International Portfolio                  Scudder International Sub-Account

  VAN ECK INVESTMENT TRUST
  Gold and Natural Resources Fund          Van Eck Gold and Natural Resources
                                            Sub-Account

ELIGIBLE FUNDS: As selected by the Certificate Holder in the application unless changed according to the Contract provisions.

SEPARATE ACCOUNT:  United Companies Separate Account One

MVA ACCOUNT:
         INITIAL CURRENT INTEREST RATE:  4.50%
         INITIAL GUARANTEE PERIOD: [ 3 Years] [5 years] {7 Years]
         MINIMUM GUARANTEED CREDITED INTEREST RATE:  3.0%

CURRENT MVA ACCOUNT GUARANTEE PERIOD OPTIONS:
             3 Years
             5 Years
             7 Years

MARKET VALUE ADJUSTMENT FACTOR:  The Market Value Adjustment Factor is equal to:

                                                           n/12
                   [  (  1 + i  )  /  (1  +  j  +  .005 ) ]     - 1


where

     i = Current interest rate credited to the Certificate Holder's Account Value allocated to a guarantee period as of the beginning of the guarantee period.

     j = Current Interpolated U.S. Constant Maturity Treasury Rate (CMT) for the time remaining in the guarantee period plus the difference between I and the corresponding CMT rate at time of purchase.

     n =  Number of full months remaining in the guarantee period.


FIXED ACCOUNT:
         INITIAL GUARANTEE PERIOD:  1 Year
         INITIAL GUARANTEED INTEREST RATE:  3.5%
         MINIMUM GUARANTEED INTEREST RATE:  3.0%


RIDERS:
         [ENHANCED DEATH BENEFIT ENDORSEMENT]
         [IRA ENDORSEMENT]
         UNISEX ANNUITY RATES ENDORSEMENT



                                   DEFINITIONS

ACCUMULATION PERIOD: The period prior to the Annuity Date during which Purchase Payments may be made by a Certificate Holder.

ACCUMULATION UNIT: A unit of measure used to determine the value of a Certificate Holder's interest in a Sub-Account of the Separate Account during the Accumulation Period.

AGE: The age of any Certificate Holder or Annuitant on his/her last  birthday.

ANNUITANT: The natural person on whose life Annuity Payments to a Certificate Holder are based. On or after the Annuity Date, the Annuitant shall also include any Joint Annuitant.

ANNUITY DATE: The date on which Annuity Payments begin. The Annuity Date is shown on the Certificate Schedule.

ANNUITY OPTIONS:  Options available for Annuity Payments.

ANNUITY PAYMENTS: The series of payments made to the Certificate Holder or any named payee after the Annuity Date under the Annuity Option selected.

ANNUITY PERIOD: The period of time beginning with the Annuity Date during which Annuity Payments are made.

ANNUITY SERVICE CENTER: The office indicated on the Certificate Schedule to which notices, requests, and Purchase Payments must be sent. All sums payable by the Company under the Certificate are payable only at the Annuity Service Center.

BENEFICIARY: The person(s) or entity(ies) who will receive the death benefit payable under a Certificate.

CERTIFICATE: The document issued to a Certificate Holder to evidence a Certificate Holder's Account established under a Group Contract.

CERTIFICATE ANNIVERSARY:  The Anniversary of the Certificate Issue Date.

CERTIFICATE ISSUE DATE: The date a Certificate is issued to a Certificate Holder. The Certificate Issue Date is shown on the Certificate Schedule.

CERTIFICATE HOLDER: A person who has established a Certificate Holder's Account under this Group Contract.

CERTIFICATE HOLDER'S ACCOUNT: A record established for each Certificate Holder to maintain values under this Group Contract.

CERTIFICATE HOLDER'S ACCOUNT VALUE: The dollar value as of any Valuation Period of all amounts accumulated in a Certificate Holder's Account.

CERTIFICATE HOLDER'S ADJUSTED ACCOUNT VALUE: A Certificate Holder's Account Value less any applicable Premium Tax and Certificate Maintenance Charge. This amount is applied to the applicable Annuity Tables to determine Annuity Payments.

CERTIFICATE WITHDRAWAL VALUE: The Certificate Holder's Account Value less any applicable Premium Tax, less any Contingent Deferred Sales Charge, less any applicable Certificate Maintenance Charge and plus or minus any Market Value Adjustment.

CERTIFICATE YEAR: The first Certificate Year is the annual period which begins on the Certificate Issue Date. Subsequent Certificate Years begin on each anniversary of the Certificate Issue Date.

COMPANY:  United Companies Life Insurance Company.

CONTRACT OWNER:  The person or entity to which the Contract is issued.

CURRENT INTEREST RATE: The interest rate credited to a Certificate Holder's Account Value by the Company for any given Guarantee Period in the MVA Account or the Fixed Account. The Initial Current Interest Rates for the selected Guarantee Periods and for the Fixed Account and the MVA Account are shown on the Certificate Schedule.

EFFECTIVE DATE: The Effective Date of a Guarantee Period with a Current Interest Rate.

ELIGIBLE FUND:  An investment entity shown on the Certificate Schedule.

FIXED ACCOUNT: An investment option within the General Account.

FIXED ANNUITY: A series of payments made during the Annuity Period which are guaranteed as to dollar amount by the Company.

GENERAL ACCOUNT: The Company's general investment account which contains all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

GUARANTEE PERIOD: The period for which the Current Interest Rate is credited in either the MVA Account or the Fixed Account. The Initial Guarantee Periods selected by the Certificate Holder are shown on the Certificate Schedule.

MARKET VALUE ADJUSTMENT: An adjustment to the amount withdrawn or transferred from a MVA Account prior to the end of the applicable Guarantee Period. The adjustment reflects the change in the value of the funds withdrawn or transferred due to the change in the interest rates since the beginning of the Guarantee Period.

MVA ACCOUNT: An investment option where the Company guarantees the rate of interest for a specified Period and where withdrawals or transfers may be subject to a Market Value Adjustment.

NET PURCHASE PAYMENT:  A Purchase Payment less any applicable Premium Tax.

PORTFOLIO: A segment of an Eligible Fund which constitutes a separate and distinct class of shares. Portfolios which are available for investment by the Sub-Accounts under this Contract are shown on the Certificate Schedule.

PREMIUM TAX: Any premium taxes incurred to any governmental entity and assessed against Purchase Payments or a Certificate Holder's Account value.

PURCHASE PAYMENT: A payment made by a Certificate Holder with respect to this Certificate.

SEPARATE ACCOUNT: The Company's Separate Account designated on the Certificate Schedule.

SUB-ACCOUNT: Separate Account assets are divided into Sub-Accounts which are listed on the Certificate Schedule. Assets of each Sub-Account will be invested in shares of an Eligible Fund or a Portfolio of an Eligible Fund.

VALUATION DATE: Each day on which the Company and the New York Stock Exchange ("NYSE") are open for business.

VALUATION PERIOD: The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

WRITTEN REQUEST: A request in writing, in a form satisfactory to the Company, which is received by the Annuity Service Center.


                           PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS: The initial Purchase Payment for a Certificate Holder is due on the Certificate Issue Date. Subject to the maximum and minimum shown on the Certificate Schedule, the Certificate Holder may make subsequent Purchase Payments and may increase or decrease or change the frequency of such payments. The Company reserves the right to reject any Application or Purchase Payment.

ALLOCATION OF PURCHASE PAYMENTS: Net Purchase Payments are allocated to one or more of the Fixed Account or the MVA Account Guarantee Period options and/or to one or more Sub-Accounts of the Separate Account in accordance with the selections made by the Certificate Holder. The allocation of the initial Net Purchase Payment for a Certificate Holder is made in accordance with the selection made by the Certificate Holder at the Issue Date. Unless otherwise changed by the Certificate Holder, subsequent Net Purchase Payments are allocated in the same manner as the initial Net Purchase Payment. Allocation of the Net Purchase Payments is subject to the Allocation Guidelines shown on the Certificate Schedule. The Company has reserved the right to allocate initial Net Purchase Payments to a Money Market Sub-Account until the expiration of the Right to Examine period.

                           SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT: The Separate Account is designated on the Certificate Schedule and consists of assets set aside by the Company, which are kept separate from that of the general assets and all other separate account assets of the Company. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business the Company may conduct.

The Separate Account assets are divided into Sub-Accounts. The Sub-Accounts which are available under this Certificate are listed on the Certificate Schedule. The assets of the Sub-Accounts are allocated to the Eligible Funds(s) and the Portfolio(s), if any, within an Eligible Fund, shown on the Certificate Schedule. The Company may, from time to time, add additional Eligible Fund (s) or Portfolio(s) to those shown on the Certificate Schedule. The Certificate Holder may be permitted to transfer Certificate Holder's Account Values or allocate Net Purchase Payments to the additional Sub-Account(s) within the Separate Account. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by the Company.

Should the shares of any such Eligible Fund(s) or any Portfolio(s) within an Eligible Fund become unavailable for investment by the Separate Account or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of such shares or substitute shares of another Eligible Fund or Portfolio for shares already purchased under this Certificate.

VALUATION OF ASSETS: The assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company.

ACCUMULATION UNITS: Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Sub-Accounts of the Separate Account as a result of Net Purchase Payments, withdrawals, transfers, or fees and charges. The Company will determine the number of Accumulation Units of a Sub-Account purchased or cancelled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account as of the end of the Valuation Period during which the request for the transaction is received by the Company.

ACCUMULATION UNIT VALUE: The Accumulation Unit Value for each Sub-Account was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Sub-Account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Sub-Account for the current period.

The Net Investment Factor for each Sub-Account is determined by dividing A by B and subtracting C where:

     A is (i) the net asset value per share of the Eligible Fund or Portfolio of an Eligible Fund held by the Sub-Account for the current Valuation Period; plus

     (ii) any dividend or capital gains per share declared on behalf of such Eligible Fund or Portfolio that has an ex-dividend date within the current Valuation Period; plus or minus

     (iii)the cumulative per share charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of the Sub-Account.

     B is the net asset value per share of the Eligible Fund or Portfolio held by the Sub-Account for the immediately preceding Valuation Period; plus or minus the cumulative per share charge or credit for taxes reserved for the immediately preceding Valuation Date.

     C is the factor representing the cumulative unpaid charge for the Mortality and Expense Risk Charge, for the Administrative Charge, and for the Distribution Charge, if any, which are shown on the Certificate Schedule.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK CHARGE: Each Valuation Period, the Company deducts a Mortality and Expense Risk Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Certificate.

ADMINISTRATIVE CHARGE: Each Valuation Period, the Company deducts an Administrative Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Administrative Charge compensates the Company for the costs associated with the administration of this Certificate and the Separate Account.

DISTRIBUTION  EXPENSE  CHARGE:  Each  Valuation  Period,  the Company  deducts a
Distribution Expense Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Distribution Charge compensates the Company for the costs associated with the distribution of the Group Contracts and Certificates.

                                   MVA ACCOUNT

MVA ACCOUNT: Net Purchase Payments may be allocated to one or more of the MVA Account Guarantee Period options which are available at the time the Purchase Payment is made. The initial MVA Account Guarantee Period options are shown on the Certificate Schedule. In addition, during the Accumulation Period, Certificate Holder's Account Values can be transferred from the Separate Account and/or the Fixed Account to one or more of the MVA Account Guarantee Period options on the next Certificate Anniversary.

INTEREST TO BE CREDITED: The Initial Current Interest Rate for the Initial Guarantee Period of the MVA Account is shown on the Certificate Schedule. After the Initial Guarantee Period, the Current Interest Rate for any subsequent Guarantee Period of the MVA Account may change. All interest payable under a Certificate is compounded daily at the stated effective annual interest rate. In no event will the Current Interest Rate be less than the Minimum Guarantee
Interest Rate, prior to the application of the Market Value Adjustment, specified on the Certificate Schedule.

GUARANTEE PERIOD: The Initial Current Guarantee Period is shown on the Certificate Schedule. During the thirty (30) days prior to the end of a current Guarantee Period, the Certificate Holder may renew for the same or any other Guarantee Period at the then Current Interest Rate or may elect to transfer all or a portion of the amount to the Fixed Account or to the Separate Account. Any transfer elected will be made as of the last Valuation Date of a current Guarantee Period and will not be subject to the Market Value Adjustment.

If the Certificate Holder does not specify a Guarantee Period at the time of renewal, the Company will select the same Guarantee Period as has just expired, so long as such Guarantee Period does not extend beyond the latest Annuity Date that can be selected by a Certificate Holder. If such Guarantee Period does extend beyond the latest Annuity Date, the Company will choose the longest period that will not extend beyond such date. If a renewal occurs within one (1) year of the latest Annuity Date, the Company will choose the 1-year Fixed Account option and will credit interest up to the Annuity Date at the Current Interest Rate for the 1-year Guarantee Period as of the renewal rate.

MULTIPLE GUARANTEE PERIODS: The Certificate Holder may elect one or more Guarantee Periods subject to the Company's underwriting rules. Multiple Guarantee Periods are treated separately for purposes of applying the Market Value Adjustment. The Company reserves the right to credit different Current Interest Rates to the Certificate Holder's Account Value attributable:

     1.   to different Guarantee Periods; and

     2.   to Guarantee  Periods of the same  duration with  different  Effective
          Dates.

CHANGE IN GUARANTEE PERIOD: The Certificate Holder may, upon Written Request, change to any Guarantee Period then being offered by the Company with respect to contracts and certificates of this type and class. The Market Value Adjustment will apply to a change made at any time other than at the end of a Guarantee Period. The Market Value Adjustment will not apply to a change made at the end of a Guarantee Period if written request is received by the Company within thirty (30) days prior to the end of the Guarantee Period.

MARKET VALUE ADJUSTMENT: Except on the latest Annuity Date, any amount withdrawn, transferred or annuitized prior to the end of that Guarantee Period may be subject to a Market Value Adjustment. The Market Value Adjustment will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula shown on the Certificate Schedule.

There will be no Market Value Adjustment on withdrawals from the MVA Account in the following situations: (1) Death Benefit paid under the Certificate; (2) amounts withdrawn to pay fees or charges; and (3) amounts withdrawn or transferred from the MVA Account at the end of the Guarantee Period.

MVA ACCOUNT VALUES: The MVA Account value of a Certificate Holder's Account at any time is equal to:

     1.   the Net Purchase Payments allocated to the MVA Account: plus

     2. the Certificate Holder's Account Value transferred to the MVA Account: plus

     3. interest credited to the Certificate Holder's interest in the MVA Account; less

     4. any prior withdrawals of a Certificate Holder's Account Value in the MVA Account and any Contingent Deferred Sales Charge; less

     5. any Certificate Holder's Account Value transferred from the MVA Account; less

     6.   Certificate Maintenance Charges or Transfer Fees.

Any subsequent Purchase Payments and transfers to the MVA Account will be allocated to a new Guarantee Period with a new Effective Date.

                            FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT VALUES: The Fixed Account Value of a Certificate Holder's Account at any time is equal to:

     1.   the Net Purchase Payments allocated to the Fixed Account; plus

     2. the Certificate Holder's Account Value transferred to the Fixed Account; plus

     3. interest credited to the Certificate Holder's Account in the Fixed Account; less

     4. any prior withdrawals of a Certificate Holder's Account in the Fixed Account and any Contingent Deferred Sales Charge; less

     5. any Certificate Holder's Account Value transferred from the Fixed Account; less

     6.   Certificate Maintenance Charges or transfer fees.

INTEREST TO BE CREDITED: The Company guarantees that the interest to be credited to the Fixed Account will not be less than the Minimum Guaranteed Interest Rate shown on the Certificate Schedule. The Company may credit additional interest, at its sole discretion, for any Fixed Account option. The Fixed Account Option and the Initial Current Interest Rate are shown on the Certificate Schedule.

                       CERTIFICATE HOLDER'S ACCOUNT VALUE

The Certificate Holder's Account Value for any Valuation Period is the sum of the Certificate Holder's Account Value in each of the Sub-Accounts of the Separate Account, the Certificate Holder's Account Value in the MVA Account and the Certificate Holder's Account Value in the Fixed Account.

The Certificate Holder's Account Value in a Sub-Account of the Separate Account is determined by multiplying the number of Accumulation Units allocated to the Certificate Holder's Account for the Sub-Account by the Accumulation unit Value.

Withdrawals will result in the cancellation of Accumulation Units in a Sub-Account or a reduction in the Fixed Account or the MVA Account, as applicable.

                         CERTIFICATE MAINTENANCE CHARGE

DEDUCTION FOR CERTIFICATE MAINTENANCE CHARGE: During the Accumulation Period, on each Certificate Anniversary, the Company deducts a Certificate Maintenance Charge from the Certificate Holder's Account Value by reducing the Certificate Holder's Account Values in the Fixed Account and/or the MVA Account and by cancelling Accumulation Units from each applicable Sub-Account to reimburse it for expenses relating to maintenance of the Certificate. The Certificate Maintenance Charge will be deducted from the Fixed Account and/or the MVA Account and the Sub-Accounts in the Separate Account in the same proportion that the amount of Certificate Holder's Account Value in the Fixed Account and/or the MVA Account and each Sub-Account bears to the total Certificate Holder's Account Value. The Certificate Maintenance Charge is shown on the Certificate Schedule. During the Accumulation Period the Certificate Maintenance Charge will be deducted from the Certificate Holder's Account Value on each Certificate Anniversary while the Certificate is in force. If a total withdrawal is made on other than a Certificate Anniversary, the Certificate Maintenance Charge will be deducted at the time of withdrawal.

                                    TRANSFERS

TRANSFERS PRIOR TO THE ANNUITY DATE: Subject to any limitation imposed by the Company on the number of transfers during the Accumulation Period shown on the Certificate Schedule, the Certificate Holder may, after the expiration of any Right to Examine Period, transfer all or part of the Certificate Holder's Account Value in the Fixed Account, the MVA Account or a Sub-Account by Written Request without the imposition of any Transfer Fee, if there have been no more than the number of free transfers shown on the Certificate Schedule for the Certificate Year. All transfers are subject to the following:

     1. If more than the number of free transfers, shown on the Certificate Schedule, have been made in a Certificate Year, the Company will deduct a Transfer Fee, shown on the Certificate Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the amount which is transferred.

     2. The minimum amount which can be transferred from a Sub-Account is shown on the Certificate Schedule. The minimum amount which must remain in a Sub-Account is shown on the Certificate Schedule. The maximum amount which can be transferred from the Fixed Account to the Separate Account or the MVA Account is shown on the Certificate Schedule.

     3. The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Certificate Holder elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Certificate Holder's instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at Annuity Service Center.

                              WITHDRAWAL PROVISIONS

WITHDRAWALS:  During the Accumulation  Period,  the Certificate Holder may, upon
Written Request, make a total or partial withdrawal of the Certificate Withdrawal Value.

Unless the Certificate Holder instructs the Company otherwise, a partial withdrawal will be made from the Separate Account. A partial withdrawal from the Separate Account will result in the cancellation of Accumulation Units from each applicable Sub-Account in the ratio that the Certificate Holder's interest in the Sub-Account bears to the total Certificate Holder's Account Value in all Sub-Accounts. The Certificate Holder must specify by Written Request in advance which Sub-Account Accumulation Units are to be cancelled if other than the above method is desired.

A partial withdrawal from the Fixed Account or the MVA Account is made for a Certificate with Multiple Guarantee Periods by a withdrawal first from the 1-year Fixed Account and next from the Guarantee Period of the shortest remaining duration and then from the Guarantee Period with the earliest Effective Date where the Guarantee Periods are of the same duration. A partial withdrawal is taken first from the Certificate Withdrawal Value for which the Free Withdrawal Provision applies and then from the Withdrawal Value for which there is no waiver. A withdrawal from the MVA Account may be subject to a Market Value Adjustment.

The Company will pay the amount of any withdrawal within seven (7) days of receipt of a request in good order unless the Suspension or Deferral of Payments Provision is in effect.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Certificate Schedule. The minimum Certificate Holder's Account Value which must remain in a Sub-Account after a partial withdrawal is shown on the Certificate Schedule.

CONTINGENT DEFERRED SALES CHARGE: Upon a withdrawal of a Certificate Holder's Withdrawal Value, a Contingent Deferred Sales Charge as set forth on the Certificate Schedule may be assessed. The Contingent Deferred Sales Charge may be waived as set forth on the Certificate Schedule under "Free Withdrawal".

                            PROCEEDS PAYABLE ON DEATH

DEATH OF CERTIFICATE HOLDER DURING THE ACCUMULATION PERIOD: Upon the death of the Certificate Holder or Joint Certificate Holder, prior to the Annuity Date, the death benefit will be paid to the Beneficiary(ies) designated by the Certificate Holder. Upon the death of a Joint Certificate Holder, the surviving Joint Certificate Holder, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a Contingent Beneficiary.

A Beneficiary may request that the death benefit be paid under one of the Death Benefit Options below. If the Beneficiary is the spouse of the Certificate
Holder, he or she may elect to continue the Certificate at the then current Certificate Holder's Account Value in his or her own name and exercise all the Certificate Holder's rights under the Certificate.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit will be: the greater of (i) the Purchase Payments, less any withdrawals and related Contingent Deferred Sales Charges; or (ii) the Certificate Holder's Account Value determined as of the end of the Valuation Period during which the Company receives both due proof of death and an election for the payment method.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD: A non-spousal Beneficiary must elect the death benefit to be paid under one of the following options in the event of the death of the Certificate Holder during the Accumulation Period:

     Option 1 - lump sum payment of the death benefit; or

     Option 2 - the payment of the entire death benefit within five (5) years of the date of death of any Certificate Holder; or

     Option 3 - payment of the death  benefit  under an Annuity  Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one (1) year of the date of death of the Certificate Holder or any Joint Certificate Holder.

Any portion of the death benefit not applied under Option 3 within one (1) year of the date of the Certificate Holder's death must be distributed within five
(5) years of the date of death.

A spousal Beneficiary may elect to continue the Certificate in his or her own name at the then current Certificate Holder's Account Value, elect a lump sum payment of the death benefit, or apply the death benefit to an Annuity Option.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the 60-day period beginning with the date of receipt of proof of death.

DEATH OF CERTIFICATE HOLDER DURING THE ANNUITY PERIOD: If the Certificate Holder or a Joint Certificate Holder, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Certificate Holder's death. Upon the death of the Certificate Holder during the Annuity Period, the Beneficiary becomes the Certificate Holder.

DEATH OF ANNUITANT: Upon the death of an Annuitant, who is not the Certificate Holder, during the Accumulation Period, the Certificate Holder may designate a new Annuitant, subject to the Company's underwriting rules then in effect. If no designation is made within thirty (30) days of the death of the Annuitant, the Certificate Holder will become the Annuitant. If the Certificate Holder is a non-natural person, the death of the Annuitant will be treated as the death of the Certificate Holder and a new Annuitant may not be designated.

Upon the death of the Annuitant during the Annuity Period, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT: The Company will require due proof of death before any death benefit is paid. Due proof of death will be:

     1.   a certified death certificate; or

     2. a certified decree of a court of competent jurisdiction as to the finding of death; or

     3.   any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

BENEFICIARY: The Beneficiary designation in effect on the Certificate Issue Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the Certificate Holder.

Unless the Certificate Holder provides otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

     1. to the Primary Beneficiary(ies) who survive the Certificate Holder's and/or the Annuitant's death, as applicable; or if there are none

     2.   to  the  Contingent   Beneficiary(ies)  who  survive  the  Certificate
          Holder's and/or the Annuitant's death, as applicable; or if there are none

     3.   to the estate of the Certificate Holder.

CHANGE OF BENEFICIARY: Subject to the rights of any Irrevocable Beneficiary(ies), the Certificate Holder may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). A change may be made by Written Request. The change will take effect as of the date the Written Request is signed. The Company will not be liable for any payment made or action taken before it records the change.

                  SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

The Company reserves the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:

     1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     2.   trading on the New York Stock Exchange is restricted;

     3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Certificate Holders;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

The Company further reserves the right to postpone payments from the Fixed Account and the MVA Account for a period of up to six (6) months.

         CERTIFICATE HOLDER, ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

CERTIFICATE HOLDER: The Certificate Holder has all interest and right to amounts held in his or her Certificate Holder's Account. The Certificate Holder is the person designated as such on the Certificate Issue Date, unless changed.

The Certificate Holder may change holders of the Certificate at any time prior to the Annuity Date by Written Request. A change of Certificate Holder will automatically revoke any prior designation of Certificate Holder. The change will become effective as of the date the Written Request is signed. A new designation of Certificate Holder will not apply to any payment made or action taken by the Company prior to the time it was received at Annuity Service Center.

JOINT CERTIFICATE HOLDER: A Certificate may be owned by Joint Certificate Holders. If Joint Certificate Holders are named, any Joint Certificate Holder must be the spouse of the other Certificate Holder. Upon the death of either Certificate Holder, the surviving spouse will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request.

CONTRACT OWNER: The Contract Owner has title to the Group Contract. The Certificate and any amount accumulated thereunder are not subject to the claims of the Contract Owner nor any of its creditors. The Contract Owner may transfer ownership of the Group Contract. Any transfer of ownership terminates the interest of any existing Contract Owner. It does not change the rights of any Certificate Holder.

ANNUITANT: The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by the Certificate Holder at the Certificate Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed after the Annuity Date nor in a Certificate which is owned by a non-natural person. Any change of Annuitant is subject to the Company's underwriting rules then in effect.

ASSIGNMENT OF A CERTIFICATE: A Written Request specifying the terms of an assignment of a Certificate must be provided to the Company. Until the Written Request is received, the Company will not be required to take notice of or be responsible for any transfer of interest in the Certificate by assignment, agreement, or otherwise.

The Company will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with Company consent.

If the Certificate is assigned, the Certificate Holder's rights may only be exercised with the consent of the assignee of record.


                               ANNUITY PROVISIONS

GENERAL: On the Annuity Date, the Certificate Holder's Adjusted Account Value will be applied under the Annuity Option selected by the Certificate Holder. Annuity Payments will be made on a fixed basis only.

ANNUITY DATE: The Annuity Date is selected by the Certificate Holder at the Certificate Issue Date. The Annuity Date must be at least three (3) years after the Certificate Issue Date. The Annuity Date may not be later than when the Annuitant reaches the attained age 85 or 10 years after the Certificate Issue Date for issue ages after age 75.

Prior to the Annuity Date, the Certificate Holder subject to the above, may change the Annuity Date by Written Request. Any change must be requested at least thirty (30) days prior to the new Annuity Date.

SELECTION OF AN ANNUITY OPTION: An annuity option may be selected by written request of the Certificate Holder. If no Annuity Option is selected, Option B with 120-month guarantee will automatically be applied. Prior to the Annuity Date, the Certificate Holder can change the Annuity Option selected by Written Request. Any change must be requested at least thirty (30) days prior to the Annuity Date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS: Annuity Payments are paid in monthly installments. The Certificate Holder's Adjusted Account Value is applied to the Annuity Table for the Annuity Options selected. If the Certificate Holder's Adjusted Account Value to be applied under an Annuity Option is less than $2,000, the Company reserves the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be or become less than $200, the Company reserves the right to reduce the frequency of payments to an interval which will result in each payment being at least $200.

ANNUITY OPTIONS: The following Annuity Options or any other annuity option acceptable to the Company may be selected:

          OPTION A. LIFE ANNUITY: Monthly Annuity Payments during the life of the Annuitant.

          OPTION B. LIFE  ANNUITY  WITH  PERIODS  CERTAIN OF 60, 120, 180 OR 240
          MONTHS: Monthly Annuity Payments during the lifetime of the Annuitant and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as selected.

          OPTION C. JOINT AND SURVIVOR ANNUITY: Monthly Annuity Payments payable during the joint lifetime of the Annuitant and a Joint Annuitant and then during the lifetime of the survivor.

FIXED ANNUITY: The Certificate Holder's Adjusted Account Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. Unless the Certificate Holder specifies otherwise, the payee of the Annuity Payments shall be the Certificate Holder.

The Certificate Holder's Adjusted Account Value will be applied to the applicable Annuity Table contained in the Certificate based upon the Annuity Option selected by the Certificate Holder. The amount of the first payment for each $1,000 of Certificate Holder's Adjusted Account Value is shown in the Annuity Tables. If, as of the Annuity Date, the current Annuity Option rates applicable to this class of Certificates provide an initial Annuity Payment greater than that guaranteed under the same Annuity Option under this Certificate, the greater payment will be made.

The dollar amount of each Fixed Annuity Payment shall be determined in accordance with Annuity Tables contained in this Certificate which are based on the minimum guaranteed interest rate of 3% per year.

MORTALITY TABLES: The Annuity Tables contained in the Certificate utilize a minimum guaranteed rate of 3% per year for the determination of the monthly Fixed Annuity Payment.

The mortality table-used in determining the Annuity Purchase Rates for Option A, B, and C is the 1983 Individual Annuity Mortality Table A with Projection Scale G.

The dollar amount of an Annuity Payment for any Age or combination of Ages not shown in the Tables or for any other form of Annuity Option agreed to by the Company will be provided by the Company upon request.

                               GENERAL PROVISIONS

THE  CERTIFICATE:  The  entire  Certificate  consist  of this  Certificate,  the
Application,   if  any,  and  any  riders  or  endorsements   attached  to  this
Certificate.

This Certificate may be changed or altered only by the President or Vice President and the Secretary of the Company. A change or alteration must be made in writing.

MISSTATEMENT OF AGE: If the Age of any Annuitant has been misstated, any annuity benefits payable will be the annuity benefits provided by the correct Age. After Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment. Any overpayments will be deducted from future Annuity Payments until the total is repaid.

INCONTESTABILITY: A Certificate will not be contestable after it has been in force for a period of two years from the Certificate Issue Date.

MODIFICATION: This Certificate may be modified in order to maintain compliance with applicable state and federal law.

NON-PARTICIPATING: This Certificate and any Certificate issued thereunder will not share in any distribution of dividends.

EVIDENCE OF SURVIVAL: The Company may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based.

PROOF OF AGE: The Company may require evidence of Age of any Annuitant or Certificate Holder.

PROTECTION OF PROCEEDS: To the extent permitted by law, death benefits and Annuity Payments shall be free from legal process and the claim of any creditor if the person is entitled to them under any Certificate. No payment and no amount under any Certificate can be taken or assigned in advance of its payment date unless the Company receives the Certificate Holder's written consent.

REPORTS: At least once each calendar year, the Company will furnish the Certificate Holder with a report showing the Certificate Holder's Account Value and any other information as may be required by law. The Company will also furnish an annual report of the Separate Account. Reports will be sent to the last known address of the Certificate Holder.

TAXES: Any taxes paid to any governmental entity relating to any Certificate will be deducted from the Purchase Payment or Certificate Holder's Account Value when incurred. The Company will, in its sole discretion, determine when taxes have resulted from the investment experience of the Separate Account, receipt by the Company of the Purchase Payments, or commencement of Annuity Payments. The Company may, in its sole discretion, pay taxes when due and deduct that amount from the Certificate Holder's Account Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. The Company reserves the right to establish a provision for federal income taxes if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. The Company will deduct any withholding taxes required by applicable law.

REGULATORY REQUIREMENTS: All values payable under the Certificate will not be less than the minimum benefits required by the laws and regulations of the states in which the Certificate is delivered.




[back page of contract is split in half vertically with a graphic line. To the right of t he line is the following text:]



                        FOR FURTHER INFORMATION OR SHOULD
                   YOU WISH TO DISCUSS A PROBLEM OR COMPLAINT,
                                PLEASE CALL US AT


                                 1-800-825-7568


[Capitalized "U" intertwined with Capitalized "C" the company name is printed to the right of the UC logo] UNITED COMPANIES LIFE INSURANCE COMPANY Baton Rouge, Louisiana Flexible Premium Deferred Annuity Contract

                 Monthly Annuity Income Payable on Maturity Date
                                Non-Participating